Exhibit 1.1

STATUTEN der NewcelX AG NewcelX SA NewcelX Ltd (die “Gesellschaft”)	ARTICLES OF ASSOCIATION of NewcelX AG NewcelX SA NewcelX Ltd (the “Company”)

I. Firma, Sitz, Dauer und Zweck der Gesellschaft Art. 1 - Firma, Sitz, Dauer	I. Name, Domicile, Duration and Purpose of the Company Art. 1 - Name, Domicile, Duration
Unter der Firma NewcelX AG NewcelX SA NewcelX Ltd besteht mit Sitz in Kloten auf unbestimmte Dauer eine Aktiengesellschaft gemäss den vorliegenden Statuten und Art. 620 ff. OR.

Incorporated under the name

NewcelX AG

NewcelX SA

NewcelX Ltd

is a stock corporation pursuant to these articles of association and to article 620 et seqq. of the Swiss Code of Obligations, formed for an indefinite duration and having its registered office in Kloten.

Art. 2 - Zweck

Zweck der Gesellschaft ist die Erforschung und Entwicklung von pharmazeutischen, chemischen, medizinisch-technischen, biotechnologischen und verwandten Produkten, der Erwerb, das Halten und Erteilen von Lizenzen und von geistigen Eigentumsrechten sowie das Erbringen von Dienstleistungen in diesem Zusammenhang.

Art. 2 - Purpose

The purpose of the Company is the research and development of pharmaceutical, chemical, medical-technical, bio-technical and similar related products, the acquisition, holding and granting of licenses and other intellectual properties as well as to provide various services in this regard.

Die Gesellschaft kann im In- und Ausland Zweigniederlassungen errichten, sich an anderen Unternehmungen irgendwelcher Art beteiligen, Vertretungen übernehmen sowie alle Geschäfte eingehen und Verträge abschliessen, die geeignet sein könnten, den Zweck der Gesellschaft zu fördern; oder die direkt oder indirekt damit im Zusammenhang stehen. Sie kann auch Darlehen für eigene oder fremde Rechnung sowie Garantien und Pfandrechtsgeschäfte für verbundene Unternehmungen und Dritte eingehen. Sie kann Immobilien im In- und Ausland erwerben, verpachten, vermieten, belasten und veräussern. Die Gesellschaft kann jede Art von Schuld oder Wertpapieren, innerhalb der Schweiz oder im Ausland, erwerben, halten, verwalten oder verkaufen.

The Company may establish subsidiaries in Switzerland and abroad, participate in other companies without limitation, take over representations, engage in any sort of business and conclude any contracts which could further the Company’s business objects which have a relationship, directly or indirectly, with the Company’s objects. The Company may engage in loan agreements, both for own account and for third party’s account and may issue guarantees and liens for associated companies or for third parties. The Company may acquire, usufruct, lease, encumber and sell real estate in Switzerland and abroad. The Company may acquire, hold, manage and sell any type of debt or equity securities in Switzerland and abroad.

II. Aktienkapital und Aktien

Art. 3 - Aktienkapital, Aktien

Das Aktienkapital der Gesellschaft beträgt CHF 341’817.60 und ist eingeteilt in 6’711’359 Namenaktien (Stammaktien) zu je CHF 0.05 Nennwert und 124’993 Namenaktien (Vorzugsaktien) zu je CHF 0.05 Nennwert. Die Aktien sind vollständig liberiert.

Die Vorzugsaktien gewähren die folgenden Privilegien: Die von der Generalversammlung beschlossenen Dividenden werden an die Inhaber von Vorzugsaktien und Vorzugspartizipationsscheinen ausgeschüttet, bis sie 8 % des Emissionspreises ihrer Vorzugsaktien oder Vorzugspartizipationsscheine erhalten haben. Liegt die Dividende unter diesem Betrag, so wird sie unter den Inhabern von Vorzugsaktien und Vorzugspartizipationsscheinen entsprechend den von ihnen gehaltenen Nennwerten verteilt. In zweiter Priorität wird die Dividende an die Inhaber von Stamm-, Vorzugsaktien und Vorzugspartizipationsscheinen nach Maßgabe der gesetzlichen Bestimmungen verteilt. Werden neue Vorzugsaktien ausgegeben, so haben die Inhaber von Vorzugsaktien das Recht, alle neu ausgegebenen Vorzugsaktien im Verhältnis ihrer jeweiligen Beteiligung am Gesamtnennbetrag der Vorzugsaktien zu beziehen. Üben Inhaber von Vorzugsaktien ihre Bezugsrechte nicht aus, so werden diese einmalig den anderen Inhabern von Vorzugsaktien zum Nachbezug angeboten. Danach werden die von den Vorzugsaktionären nicht ausgeübten Bezugsrechte den Inhabern von Stammaktien zugeteilt. Jede Aktienkategorie ist berechtigt, mit mindestens einem Mitglied im Verwaltungsrat vertreten zu sein.

II. Share Capital and Shares

Art. 3 - Share Capital, Shares

The share capital of the Company amounts to CHF 341,817.60 and is divided into 6,711,359 registered shares (common shares) with a nominal value of CHF 0.05 each and 124,993 registered shares (preferred shares) with a nominal value of CHF 0.05 each. The shares are fully paid-in.

The preferred shares confer the following privileges: Dividends resolved by the general meeting are distributed to the holder of preferred shares and preferred participation certificates until they have received 8% of the issue price of their preferred shares or preferred participation certificates. If the dividend falls short of this amount, it shall be distributed among the holders of preferred shares and preferred participation certificates according to the nominal values held by them. In second priority, the dividends are distributed to the holders of common, preferred shares and preferred participation certificates in accordance with the statutory provisions. If new preferred shares are issued, the holders of preferred shares shall have the right to subscribe for all newly issued preferred shares in proportion to their respective participation in the total nominal value of the preferred shares. If holders of preferred shares do not exercise their subscription rights, these are offered once to the other holders of preferred shares for subsequent subscription. After that, any subscription rights not exercised by the holders of preferred shares shall be allocated to the holders of common shares. Each category of shares is entitled to be represented on the board of directors by at least one member.

Art. 3a – Kapitalband	Art. 3a – Capital Band

Die Gesellschaft verfügt über ein Kapitalband mit einer oberen Grenze von CHF 428’911.80 und einer unteren Grenze von CHF 142’970.60. Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 19 August 2030 (a) das Aktienkapital um maximal CHF 84’061.80 einmal oder mehrmals und in beliebigen Beträgen zu erhöhen und (b) das Aktienkapital und/oder das Partizipationskapital einmal oder mehrmals in beliebigen Beträgen zu reduzieren, und zwar durch Vernichtung von oder Reduktion des Nennwerts der Namenaktien (Stammaktien), Vorzugsaktien und/oder Partizipationsscheinen, je mit einem Nennwert von CHF 0.05, bis zur unteren Grenze. Die Kapitalerhöhung kann durch Ausgabe von bis zu 1’681’236 vollständig zu liberierenden Namenaktien (Stammaktien) mit einem Nennwert von je CHF 0.05 bis zur oberen Grenze des Kapitalbands erfolgen.

The Company has a capital band with an upper limit of CHF 428,911.80 and a lower limit of CHF 142,970.60. The board of directors is authorized at any time until August 19, 2030 (a) to increase the share capital by a maximum of CHF 84,061.80 once or several times and in any amount and (b) to reduce the share capital and/or the participation capital once or several times in any amount, by cancelling or reducing the par value of the registered shares (common shares), the preferred shares and/or the participation certificates, each with a par value of CHF 0.05, to the lower limit. The capital increase may be effected by issuing up to 1,681,236 fully paid registered shares (common shares) with a par value of CHF 0.05 each up to the upper limit of the capital band.

Bei einer Kapitalherabsetzung darf der Herabsetzungsbetrag nach dem Entscheid des Verwaltungsrats an die Aktionäre ganz oder teilweise ausgeschüttet und/oder in die Reserven gebucht werden. Bei einer Reduktion des Aktienkapitals und/oder des Partizipationskapitals nach Absatz 1 erhöhen sich die Anzahl Titel, um die eine Kapitalerhöhung möglich ist, entsprechend und umgekehrt. Die Ermächtigung des Verwaltungsrats zur Herabsetzung des Kapitals beinhaltet das Recht, mehr als 10% des Aktienkapitals oder des Partizipationskapitals zurückzukaufen, sofern der Verwaltungsrat vor dem Rückkauf einen entsprechenden Herabsetzungsbeschluss gestützt auf diesen Artikel fällt.

Erhöht sich das Aktienkapital aufgrund einer bedingten Kapitalerhöhung nach Artikel 3b oder 3c dieser Statuten, so erhöht sich die obere und die untere Grenze des Kapitalbands automatisch entsprechend dem Umfang der Erhöhung des Aktienkapitals.

Der Verwaltungsrat erlässt die notwendigen Bestimmungen, soweit sie nicht im Ermächtigungsbeschluss der Generalversammlung enthalten sind.

In the event of a capital reduction, the reduction amount may be distributed to the shareholders in full or in part and/or booked to the reserves in accordance with the decision of the Board of Directors. If the share capital and/or the participation capital is reduced in accordance with paragraph 1, the number of securities by which a capital increase is possible shall increase accordingly and vice versa. The authorization of the Board of Directors to reduce the capital includes the right to buy back more than 10% of the share capital or the participation capital, provided that the Board of Directors passes a corresponding reduction resolution based on this article prior to the buyback.

If the share capital increases due to a conditional capital increase pursuant to article 3b or 3c of these Articles of Incorporation, the upper and the lower limit of the capital band shall increase automatically in accordance with the amount of the increase of the share capital.

The board of directors shall issue the necessary regulations insofar as they are not included in the authorizing resolution of the shareholders’ meeting.

Der Verwaltungsrat legt den Ausgabebetrag, die Art der Einlagen (einschliesslich der Umwandlung von frei verwendbarem Eigenkapital und der Verrechnungsliberierung), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Der Verwaltungsrat kann neue Aktien mittels Festübernahme durch ein Finanzinstitut, ein Konsortium von Finanzinstituten oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben sind oder nicht gültig ausgeübt werden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

The board of directors shall determine the issue price, the type of contribution (including the conversion of freely disposable equity capital and the setting-off against liabilities), the date of issue, the conditions for the exercise of pre-emptive rights and the start date for dividend entitlement. The board of directors may issue new shares by means of an underwriting by a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the pre-emptive rights of the existing shareholders have been excluded or not been duly exercised). The board of directors is authorized to permit, restrict or exclude the trade with pre-emptive rights. It may permit pre-emptive rights that have not been exercised to expire, or it may place such rights or shares with respect to which pre-emptive rights have been granted, but not exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat ist überdies berechtigt, das Bezugsrecht der Aktionäre und Partizipanten ganz oder zum Teil auszuschliessen und Dritten zuzuweisen,		Furthermore, the Board of Directors is entitled to exclude the shareholders’ and the participation certificate holders’ subscription rights in whole or in part and to allocate them to third parties,

a)	zur Beteiligung von strategischen Partnern; oder	a)	for the participation of strategic partners; or

b)	zur Übernahme von Produkten, Lizenzen, Immaterialgüterrechten, Unternehmen, Unternehmensanteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung derartiger Transaktionen; oder	b)	for the acquisition of products, licenses, businesses, intellectual property rights, shares or interests in businesses, or for the financing or refinancing of such transactions; or

c)	zur Ablösung von bestehenden Finanzierungen; oder	c)	to replace existing financing; or

d)	zur raschen und flexiblen Beschaffung von Eigenkapital durch eine Aktienplatzierung, welche ohne Entzug des Bezugsrechts nur schwer oder gar nicht möglich wäre; oder	d	for the rapid and flexible raising of equity capital through a share placement which would be difficult or impossible to achieve without the exclusion of subscription rights; or

e)	zur Schaffung von Reserveaktien, die für die oben genannten Zwecke oder zur Unterlegung von zu Marktbedingungen ausgegebenen Finanzinstrumenten vorgesehen sind; oder	e)	to create reserve shares for the above purposes or to back financial instruments issued at market conditions; or

f)	zur Bedienung von zu Marktbedingungen ausgegebenen Finanzinstrumenten; oder	f)	to service financial instruments issued at market conditions; or

g)	um regulatorischen Anforderungen, die die Wahrnehmung des Bezugsrechts erschweren oder verunmöglichen, zu genügen; oder	g)	to comply with regulatory requirements that render it difficult or impossible to exercise subscription rights; or

h)	zur Schaffung eines (möglicherweise variablen) Bestandes an Aktien, der für die Aktienleihe im Zusammenhang mit von der Gesellschaft ausgegebenen oder garantierten Finanzinstrumenten, namentlich Wandelanleihen, bestimmt ist; oder	h)	to create a (possibly variable) portfolio of shares intended for stock lending in connection with financial instruments issued or guaranteed by the Company, in particular convertible bonds; or

i)	zur Finanzierung einer Transaktion durch einen Aktientausch; oder	i)	to finance a transaction through an exchange of shares; or

j)	für die Erweiterung des Aktionärskreises in bestimmten Investorenmärkten oder im Zusammenhang mit der Zulassung der Aktien an ausländischen Handelsplätzen; oder	j)	for the expansion of the shareholder base in certain investor markets or in connection with the admission of the shares to trading on foreign stock exchanges; or

k)	zur Beteiligung von Mitarbeitenden oder Verwaltungsratsmitgliedern oder Beiräten, namentlich durch Bedienung von Rechten zum Erhalt von Aktien, welche Rechte von Bedingungen oder Ablauf von Zeitspannen abhängig sind; oder	k	for the participation of employees or members of the Board of Directors or Advisory Board, in particular by servicing rights to receive shares, which rights are subject to conditions or the expiry of time periods; or

l)	zur Ermöglichung der Rücknahme von Partizipationsscheinen und Vorzugsaktien gegen Ausgabe neuer Stammaktien an die Partizipanten respektive Vorzugsaktionäre, die diese Rücknahme ermöglichen.	l)	to allow the taking back of participation certificates and preferred shares against the issuance of new common shares to the participation certificate holders or preferred shareholders that return their participation certificates or preferred shares.

Art. 3b - Bedingtes Aktienkapital für Mitarbeiter- und Berateroptionen	Art. 3b - Conditional Share Capital for Employee and Advisory Options

Das Aktienkapital erhöht sich mittels bedingter Kapitalerhöhung um höchstens CHF 22’500 durch Ausgabe von höchstens 450’000 voll zu liberierenden Namenaktien (Stammaktien) mit einem Nennwert von je CHF 0.05, durch Ausübung von Options-rechten, welche zwecks Beteiligung von Mitarbeitern (einschliesslich Geschäftsleitung und Verwaltungsrat) und Beratern der Gesellschaft und/oder deren Tochtergesellschaften eingeräumt werden.

The Company’s share capital will be in-creased by the issuance of a maximum of 450,000 fully paid in registered shares (common shares) at a par value of CHF 0.05 each which amounts to a maximum increase of CHF 22,500, by exercising option rights granted to employees (including members of the management and the board of directors) and advisors of the Company and/or its subsidiaries.

Das Vorwegzeichnungsrecht und Bezugsrecht der Aktionäre ist diesbezüglich ausgeschlossen. Die Beteiligung erfolgt gemäss für die Regelung der Einzelheiten durch den Verwaltungsrat zu erlassende Reglemente (Mitarbeiter- und Beraterbeteiligungsplan).

The pre-emptive rights and subscription rights of shareholders are excluded. The board of directors shall prepare plans of the allocation of such option rights (employee and advisory stock plan).

Der Ausgabebetrag wird vom Verwaltungsrat festgelegt, wobei der Mindestausgabebetrag dem Nominalwert entsprechen muss.

Die Ausübung der Wandel- oder Optionsrechte und des Verzichts auf diese Rechte erfolgt schriftlich oder elektronisch. Die elektronische Ausübung oder der Verzicht bedarf keiner qualifizierter elektronischer Signatur.

The issue price shall be determined by the board of directors. The minimum of the issue price must be the par value.

The exercise of the conversion or option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Art. 3c - Bedingtes Aktienkapital für Aktionärsoptionen	Art. 3c - Conditional Share Capital for Shareholders’ Options

Das Aktienkapital wird im Maximalbetrag von CHF 120’470.60 durch Ausgabe von höchstens 2’409’412 vollständig zu liberierenden Namenaktien (Stammaktien) mit einem Nennwert von je CHF 0.05 erhöht durch Ausübung von Optionsrechten mit einer maximalen Laufzeit von 10 Jahren, welche in Verbindung mit einem öffentlichen Angebot der Gesellschaft und Kotierung von Aktien Aktionären eingeräumt werden oder anstelle von Aktien bei bestehenden Stimmrechtsgrenzen gewährt werden oder die im Zusammenhang mit oder zur Deckung von Finanzierungsverpflichtungen gewährt werden.

The Company’s share capital shall be increased by a maximum amount of CHF 120,470.60 through the issuance of not more than 2,409,412 registered shares (common shares), with a nominal value of CHF 0.05 each by the exercise of option rights, with a term of not more than ten years, which are granted to shareholders in connection with a public offer of the Company and the listing of shares or which are granted instead of shares in case of existing voting rights limitations or which are granted in connection with or to cover financing commitments.

Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre ist ausgeschlossen. Der Ausgabebetrag der neuen Namenaktien entspricht mindestens dem Nominalwert und wird in bar oder Verrechnung liberiert. Der Verwaltungsrat regelt die übrigen Bedingungen und Voraussetzungen für die Ausübung der Optionsrechte.

Die Ausübung der Optionsrechte und des Verzichts auf diese Rechte erfolgt schriftlich oder elektronisch. Die elektronische Ausübung oder der elektronische Verzicht bedarf keiner qualifizierter elektronischer Signatur.

The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall correspond at least to the par value and shall be paid in cash or by offsetting of claims. The board of directors shall determine the other conditions and prerequisites for the exercise of the options.

The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Art. 3d - Partizipationskapital	Art. 3d – Participation Capital

Das Partizipationskapital beträgt CHF 3’032.40 und ist eingeteilt in 60’648 Namenpartizipationsscheine (Vorzugspartizipationsscheine) mit einem Nennwert von je CHF 0.05. Das Partizipationskapital ist voll einbezahlt.

Die Vorzugspartizipationsscheine gewähren die folgenden Vorrechte: Die von der Generalversammlung beschlossenen Dividenden werden an die Inhaber von Vorzugsaktien und Vorzugspartizipationsscheinen so lange ausgeschüttet, bis sie 8% des Emissionspreises ihrer Vorzugsaktien oder Vorzugspartizipationsscheine erhalten haben. Liegt die Dividende unter diesem Betrag, so wird sie unter den Inhabern von Vorzugsaktien und Vorzugspartizipationsscheinen entsprechend den von ihnen gehaltenen Nennwerten verteilt. In zweiter Priorität wird die Dividende an die Inhaber von Stamm-, Vorzugsaktien und Partizipationsscheinen nach Maßgabe der gesetzlichen Bestimmungen ausgeschüttet. Werden neue Vorzugspartizipationsscheine ausgegeben, so haben die Inhaber von Vorzugspartizipationsscheinen das Recht, alle neu ausgegebenen Vorzugspartizipationsscheine im Verhältnis ihrer jeweiligen Beteiligung am Gesamtnennwert der Vorzugspartizipationsscheine zu zeichnen. Sofern Inhaber von Vorzugspartizipationsschein ihre Bezugsrechte nicht ausüben, werden diese einmalig den anderen Inhabern von Vorzugspartizipationsscheinen zum Nachbezug angeboten. Danach werden die von den Inhabern der Vorzugspartizipationsscheinen nicht ausgeübten Bezugsrechte den Inhabern von Aktien zugeteilt.

The participation capital amounts to CHF 3,032.40 and is divided into 60,648 registered participation certificates (preferred participation certificates) with a nominal value of CHF 0.05 each. The participation capital is fully paid in.

The preferred participation certificates confer the following privileges: Dividends resolved by the general meeting are distributed to the holder of preferred shares and preferred participation certificates until they have received 8% of the issue price of their preferred shares or preferred participation certificates. If the dividend falls short of this amount, it shall be distributed among the holders of preferred shares and preferred participation certificates according to the nominal values held by them. In second priority, the dividends are distributed to the holders of common, preferred shares and preferred participation certificates in accordance with the statutory provisions. If new preferred participation certificates are issued, the holders of preferred participation certificates shall have the right to subscribe for all newly issued preferred participation certificates in proportion to their respective participation in the total nominal value of the preferred participation certificates. If holders of preferred participation certificates do not exercise their subscription rights, these are offered once to the other holders of preferred participation certificates for subsequent subscription. After that, any subscription rights not exercised by the holders of preferred participation certificates shall be allocated to the holders of shares.

Art. 4 - Aktien	Art. 4 - Shares
Die Namenaktien werden in Form von Wertrechten ausgegeben und als intermediärverwahrte Wertpapiere (Bucheffekten) geführt.	The registered shares are issued as uncertificated securities and are held as intermediated securities.
Die Gesellschaft kann als intermediärverwahrte Wertpapiere (Bucheffekten) geführte Aktien aus dem jeweiligen Verwahrungssystem zurückziehen.	The Company may withdraw the shares held as intermediated securities from the relevant depositing system.

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten ausgegeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln.

The Company may issue its registered shares in the form of single certificates, global certificates or uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares form one form into another form at any time and without the approval of the shareholders.

Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

Die Übertragung von Bucheffekten, denen Aktien der Gesellschaft zugrunde liegen, und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des jeweils anwendbaren Gesetzes über intermediärverwahrte Wertpapiere (Bucheffekten). Eine Übertragung des Eigentums am Titel durch schriftliche Abtretungserklärung (Zession) ist ausgeschlossen.

The transfer of intermediated securities based on the Company’s shares and the pledging of these intermediated securities shall be based on the provisions of the applicable intermediated securities act. Transfer of property as collateral by means of written assignment is not permitted.

Art. 5 - Zerlegung und Zusammenlegung von Aktien

Die Generalversammlung kann bei unverändert bleibendem Aktienkapital durch Statutenänderung jederzeit Aktien in solche von kleinerem Nennwert zerlegen oder zu solchen von grösserem Nennwert zusammenlegen.

Art. 5 - Splitting and Consolidation of Shares

By amending the articles of association, the shareholders’ meeting is authorized at any time – with unchanged share capital – to split shares into shares with lower par value or to consolidate shares into shares with higher par value.

Art. 6 - Aktienbuch, Wertrechtebuch	Art. 6 - Share Register, Register of Book-Entry Securities

Die Gesellschaft führt über die Namenaktien ein Aktienbuch, in welches die Eigentümer, Nutzniesser und Nominees mit Namen und Adressen bzw. bei juristischen Personen mit Firma und Sitz eingetragen werden.

The Company shall maintain a share register, which lists the name and address respectively, in case of legal entities, the company name and registered offices of the owners, usufructuaries or nominees of the shares.

Im Verhältnis zur Gesellschaft wird nur als Namenaktionär oder als Nutzniesser einer Namenaktie betrachtet, wer im Aktienbuch eingetragen ist. Die Eintragung als stimmberechtigter Namenaktionär oder stimmberechtigter Nutzniesser unterliegt der Genehmigung des Verwaltungsrates. Bis zum Entscheid über die Genehmigung der Eintragung und im Falle der Nichtgenehmigung der Eintragung wird der Namenaktionär bzw. Nutzniesser ohne Stimmrecht im Aktienbuch geführt.

In relation to the Company, only those who are entered in the share register are considered registered shareholders or usufructuaries of a registered share. Registration as a registered shareholder or usufructuary with voting rights is subject to the approval of the Board of Directors. Until the decision on the approval of the entry and in the event of non-approval of the entry, the registered shareholder or usufructuary is listed in the share register without voting rights.
Für die Genehmigung der Eintragung ins Aktienbuch gilt folgendes, wobei es dem Verwaltungsrat im alleinigen Ermessen zusteht Ausnahmen von diesen Genehmigungsvoraussetzungen zu gewähren:	The following applies to the approval of entry in the share register, whereby the Board of Directors has the sole discretion to grant exceptions to these approval requirements:

a) Eine natürliche oder juristische Person kann - vorbehältlich der nachstehenden Bestimmungen über die Erbringung gesetzlich geforderter Nachweise – direkt oder indirekt höchstens 9.99% des Aktienkapitals auf sich vereinigen. Gesuche für Eintragungen, welche diese Begrenzung überschreiten, werden abgelehnt. Personen, die kapital- oder stimmenmässig durch eine einheitliche Leitung oder auf andere Weise miteinander verbunden sind oder sich zum Zweck der Umgehung dieser Bestimmung gegenseitig abstimmen, gelten als eine Person.

a) Subject to the following provisions on the provision of legally required evidence, a natural person or legal entity may directly or indirectly hold a maximum of 9.99% of the share capital. Applications for registration that exceed this limit will be rejected. Persons who are linked to each other in terms of capital or voting rights through common management or in any other way, or who coordinate with each other for the purpose of circumventing this provision, are deemed to be one person.
b) Ist die Eintragung eines Erwerbers aufgrund falscher Angaben erfolgt, kann dieser nach Anhörung vom Verwaltungsrat aus dem Aktienbuch gestrichen werden.	b) The board of directors may, after having heard the concerned owner of the shares, cancel entries which were based on untrue information.

c) Weiter behält sich der Verwaltungsrat vor, Erwerber von Namenaktien auf Gesuch nur dann als Aktionäre mit Stimmrecht im Aktienbuch einzutragen, falls sie ausdrücklich erklären, (i) keine Rückgabeverpflichtung mit Bezug auf diese Namenaktien zu haben und (ii) mit Bezug auf die einzutragenden Namenaktien das wirtschaftliche Risiko zu tragen.

c) Furthermore, the Board of Directors reserves the right to enter purchasers of registered shares as shareholders with voting rights in the share register upon request only if they expressly declare (i) that they have no obligation to return these registered shares and (ii) that they bear the economic risk in relation to the registered shares to be entered.

d) Der Verwaltungsrat kann Eintragungen im Aktienbuch verweigern, welche die Gesellschaft daran hindern könnten, gesetzlich geforderte Nachweise zu erbringen.	d) The Board of Directors may refuse entries in the share register that could prevent the company from providing evidence required by law.

e) Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien für eigene Rechnung zu halten (nachstehend: Nominees), werden nur mit Stimmrecht im Aktienbuch eingetragen, wenn sich der betreffende Nominee schriftlich bereit erklärt, die Namen, Adressen und Aktienbestände derjenigen Personen offenzulegen, für deren Rechnung er Aktien hält. Dies gilt auch für Nominees, die untereinander kapital- oder stimmenmässig durch einheitliche Leitung oder auf andere Weise verbunden sind.

e) Persons who do not expressly declare in the application for registration that they hold the shares for their own account (hereinafter: nominees) shall only be entered in the share register with voting rights if the nominee concerned agrees in writing to disclose the names, addresses and shareholdings of the persons for whose account they hold shares. This also applies to nominees who are linked to each other in terms of capital or voting rights through common management or in any other way.
Jeder Aktionär hat der Gesellschaft allfällige Adressänderungen zur Eintragung ins Aktienbuch zu melden.	The shareholders shall notify the Company of any change of their address.”

III. Organisation der Gesellschaft	III. Organization of the Company
Art. 7 - Organe der Gesellschaft	Art. 7 - Governing Bodies of the Company
Die Organe der Gesellschaft sind: A. die Generalversammlung; B. der Verwaltungsrat; C. die Revisionsstelle.	The governing bodies of the Company are: A. the shareholders’ meeting; B. the board of directors; C. the auditor.

A. Generalversammlung		A. The Shareholders’ Meeting

Art. 8 - Aufgaben		Art. 8 - Powers

Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft. Ihr stehen folgende unübertragbare Befugnisse zu:		The shareholders’ meeting is the supreme body of the Company. It has the following inalienable powers:

1.	die Festsetzung und Änderung der Statuten der Gesellschaft;	1.	to adopt and amend the articles of association of the Company;

2.	die Wahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates, der Mitglieder des Vergütungsausschusses, des unabhängigen Stimmrechtsvertreters und der Revisionsstelle;	2.	to elect the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the independent proxy and the auditors;

3.	die Genehmigung des Lageberichtes und der Konzernrechnung;	3.	to approve the management report and the consolidated accounts;

4.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;	4.	to approve the annual financial statements and to decide on the allocation of the allocation of disposable profit, in particular to set the dividend and the shares of profits paid to members of the board of directors;

5.	Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Art. 23 der Statuten;	5.	to approve the compensation of the board of directors and the executive management (based on general compensation principles as stated in Art. 23 of the articles of association);

6.	die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses;	6.	the determination of the interim dividend and the approval of the interim financial statements required for this purpose;

7.	die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;	7.	the resolution on the repayment of the statutory capital reserve;

8.	die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;	8.	to discharge the members of the board of directors and the management;

9.	die Auflösung der Gesellschaft mit oder ohne Liquidation;	9.	to dissolve the Company with or without liquidation;

10.	die Dekotierung der Beteiligungspapiere der Gesellschaft;	10.	the delisting of the Company’s equity securities;

11.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat oder die Revisionsstelle vorgelegt werden.	11.

to pass resolutions concerning all matters which are reserved to the authority of the shareholders’ meeting by law or by the articles of association or which are presented to it by the board of directors or the auditor.

Art. 9 - Einberufung und Traktandierung

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt, ausserordentliche Versammlungen werden je nach Bedarf einberufen.

Art. 9 - Calling a Meeting, Items on the Agenda

The annual shareholders’ meeting takes place annually within six months of the closing of the fiscal year, extraordinary shareholders’ meetings are called if and when required.

Generalversammlungen werden am Sitz der Gesellschaft oder einem anderen, vom Verwaltungsrat bestimmten Ort, abgehalten. Die Generalversammlung kann im Ausland durchgeführt werden, wenn der Verwaltungsrat in der Einberufung einen unabhängigen Stimmrechtsvertreter bezeichnet.

Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden und/ oder dass die Aktionäre, die nicht am Tagungsort oder den Tagungsorten der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.

Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.

Der Verwaltungsrat regelt die Verwendung elektronischer Mittel. Er stellt sicher, dass

1. die Identität der Teilnehmer feststeht;

2. die Voten in der Generalversammlung unmittelbar übertragen werden;

3. jeder Teilnehmer Anträge stellen und sich an der Diskussion beteiligen kann;

4. das Abstimmungsergebnis nicht verfälscht werden kann.

Treten während der Generalversammlung technische Probleme auf, sodass die Generalversammlung nicht ordnungsgemäss durchgeführt werden kann, so muss sie wiederholt werden. Beschlüsse, welche die Generalversammlung vor dem Auftreten der technischen Probleme gefasst hat, bleiben gültig.

The shareholders’ meetings are held at the Company’s domicile or at any other place designated by the board of directors. The shareholders’ meeting may be held abroad if the board of directors designates an independent proxy in the notice convening the meeting.

The board of directors may determine that the shareholders’ meeting be held simultaneously at different locations, provided that the votes of the participants are transmitted directly in sound and vision to all meeting locations and/or that shareholders who are not present at the venue or venues of the shareholders’ meeting may exercise their rights electronically.

Alternatively, the board of directors may provide for the shareholders’ meeting to be held by electronic means without a place of registration.

The board of directors shall regulate the use of electronic means. It shall ensure that

1. the identity of the participants is established

2. the votes cast at the shareholders’ meeting are transmitted directly; and

3. each participant is able to make motions and take part in the discussion; and

4. the voting results cannot be falsified.

If technical problems occur during the shareholders’ meeting, so that the shareholders’ meeting cannot be conducted properly, it must be repeated. Resolutions adopted by the shareholders’ meeting before the technical problems occurred shall remain valid.

Die Generalversammlung ist spätestens 20 Tage vor dem Versammlungstag in der durch Art. 31 der Statuten vorgeschriebenen Form einzuberufen. Die Einberufung erfolgt durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.

The shareholders’ meeting must be convened at least twenty (20) days prior to the day of the meeting in the form as set forth in Art. 31 of the articles of association. It must be convened by the board of directors, or if necessary by the statutory auditors. Liquidators and representatives of bond creditors also have the right to call a shareholders’ meeting.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, verlangt werden.

Aktionäre, die zusammen mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrages zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen.

Einberufung und Traktandierung des Aktionärs werden mindestens 30 Tage im Voraus schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge anbegehrt.

The convening of a shareholders’ meeting may also be requested by one or more shareholders who together represent at least 5 percent of the share capital or votes.

Shareholders who together represent at least 0.5 percent of the share capital or the votes may request that an item be included on the agenda or that a motion relating to an item be included in the notice convening the shareholders’ meeting.

The convening of a meeting and the request for items to be placed on the agenda must be submitted by the shareholder at least 30 calendar days in advance of the meeting in writing by stating the matters to be discussed and the motions to be brought before the meeting.

In der Einberufung sind das Datum, der Beginn, die Art und der Ort der Generalversammlung, die Verhandlungsgegenstände, die Anträge des Verwaltungsrates samt kurzer Begründung, gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung sowie der Name und die Adresse des unabhängigen Stimmrechtsvertreters bekanntzugeben.

The notice of the shareholders’ meeting shall state the date, the beginning, the nature and the place of the shareholders’ meeting, the items to be discussed, the motions of the board of directors together with a brief statement of the reasons therefor, the motions of the shareholders, if any, together with a brief statement of the reasons therefor, and the name and address of the independent proxy.

Mindestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären zugänglich zu machen. Sofern die Unterlagen nicht elektronisch zugänglich sind, kann jeder Aktionär verlangen, dass ihm diese rechtzeitig zugestellt werden.

The annual report and the auditors’ report must be made available to the shareholders at least 20 days before the annual shareholder’s meeting. If the documents are not available electronically, each shareholder may request that they be sent to him in good time.

Jeder Aktionär kann während eines Jahres nach der Generalversammlung verlangen, dass ihm der Geschäftsbericht in der von der Generalversammlung genehmigten Form sowie die Revisionsberichte zugestellt werden, sofern die Unterlagen nicht elektronisch zugänglich sind.

For a period of one year after the shareholders’ meeting, any shareholder may request that the annual report in the form approved by the shareholders’ meeting and the auditors’ reports be sent to him, unless the documents are available electronically.

Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse gefasst werden; ausgenommen sind Anträge auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle infolge Begehrens eines Aktionärs.

No resolutions may be passed on motions concerning agenda items which have not been duly announced in this way; excepted are motions for the convening of a special shareholders’ meeting, the initiating of a special investigation and the selection of statutory auditors due to the request of a shareholder.

Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	The making of motions within the scope of agenda items and the discussion without the passing of resolutions does not require announcement in advance.

Art. 10 - Universalversammlung

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind.

Eine Generalversammlung kann ebenfalls ohne Einhaltung der für die Einberufung geltenden Vorschriften abgehalten werden, wenn die Beschlüsse auf schriftlichem Weg auf Papier oder in elektronischer Form erfolgen, sofern nicht ein Aktionär oder dessen Vertreter die mündliche Beratung verlangt.

Art. 10 - Full Meeting of all Shareholders

If no objection is raised, the owners of all the shares or their representatives, respectively, may hold a shareholders’ meeting without observing the prescribed formalities of convening the meeting.

As long as the owners of all the shares or their representatives, respectively, are present, all items within the powers of the shareholders’ meeting may validly be discussed and decided upon at such a meeting.

A shareholders’ meeting may also be held without complying with the regulations governing the convening of meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or his representative requests oral deliberation.

Art. 11 - Vorsitz und Protokoll

Den Vorsitz in der Generalversammlung führt der Präsident, in dessen Verhinderungsfalle ein anderes vom Verwaltungsrat bestimmtes Mitglied. Ist kein Mitglied des Verwaltungsrates anwesend, wählt die Generalversammlung einen Tagesvorsitzenden.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen. Jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Tagen nach der Generalversammlung zugänglich gemacht wird.

Art. 11 - Chairman and Minutes

The president of the board of directors chairs the shareholders’ meeting, or, if he or she is prevented from doing so, any other member of the board of directors designated by such board will chair the meeting. In the event there is no member of the board of directors present, the shareholders’ meeting will elect a president for the day.

The chairman designates the secretary and the scrutineers, who need not be shareholders. The minutes must be signed by the chairman and the recording secretary.

Any shareholder may request that the minutes be made available to him within 30 days of the shareholders’ meeting.

Art. 12 - Stimmrecht und Vertretung

Jede Aktie verfügt, unabhängig von ihrem Nennwert, über eine Stimme. Die Rechte an den Aktien sind unteilbar. Das Stimmrecht und die übrigen Mitgliedschaftsrechte können nur von den im Aktienbuch eingetragenen Aktionären, Nutzniessern oder Nominees geltend gemacht werden. Vorbehalten bleiben die gesetzliche Vertretung sowie nach Massgabe der Statuten die rechtsgeschäftliche Stellvertretung. Stimmberechtigt in der Generalversammlung sind diejenigen Aktionäre, Nutzniesser und Nominees, die an dem vom Verwaltungsrat bezeichneten Stichtag im Aktienbuch eingetragen sind.

Art. 12 - Voting Right and Proxy

Each share shall be entitled to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other member rights may only be exercised by shareholders, beneficiaries or nominees who are registered in the share register. Reserved are the legal representation and power of attorneys in accordance with the provisions of these articles of association. Those entitled to vote in the shareholders’ meeting are the shareholders, beneficiaries and nominees who are entered in the share register at such cut-off date as shall be determined by the board of directors.

Bei der Ausübung des Stimmrechts kann keine Person für eigene und vertretene Aktien zusammen mehr als 9.99% der auf das gesamte Aktienkapital entfallenden Stimmen auf sich vereinigen. Personen die kapital- oder stimmenmässig durch einheitliche Leitung oder auf andere Weise miteinander verbunden sind oder sich zum Zweck der Umgehung dieser Bestimmung gegenseitig abstimmen, gelten als eine Person. Es steht im alleinigen Ermessen des Verwaltungsrats Ausnahmen von dieser Stimmrechtsbeschränkung zu gewähren.

When exercising voting rights, no person may combine more than 9.99% of the votes attributable to the entire share capital for own and represented shares. Persons who are linked in terms of capital or voting rights through common management or in any other way, or who vote for the purpose of circumventing this provision, are deemed to be one person. The Board of Directors has sole discretion to grant exceptions to this restriction on voting rights.

Jeder Aktionär kann seine Aktien an der Generalversammlung selbst vertreten oder durch den unabhängigen Stimmrechtsvertreter, durch einen anderen Aktionär oder eine Drittperson (die nicht selbst Aktionär sein muss) mittels schriftlicher Vollmacht oder durch seinen gesetzlichen Vertreter vertreten lassen. Über die Anerkennung der Vollmacht entscheidet der Vorsitzende.

Any shareholder may represent his/her/its shares in the shareholders’ meeting him-/her-/itself or may be represented by the independent proxy, another registered shareholder or a third party (who need not be a shareholder) with written authorization or his/her/its legal representative to act as proxy to represent his/her/its shareholder at the shareholders’ meeting. The chairman decides whether to recognize the power of attorney.

Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und kann wiedergewählt werden. Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter oder ist der unabhängige Stimmrechtsvertreter verhindert, bezeichnet der Verwaltungsrat den unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.

The independent proxy shall be elected by the shareholders’ meeting for a term of office until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. If the Company does not have an independent proxy or if the independent proxy is unable to attend, the board of directors shall appoint the independent proxy for the next shareholders’ meeting.

Der Verwaltungsrat erlässt die Bestimmungen betreffend Ausweis über Aktienbesitz, Vollmachten und Stimminstruktionen sowie die Ausgabe von Stimmaktien.	The board of directors shall issue the regulations on the method of providing shareholder status, on proxies and voting instructions, and on the issue of voting cards.

Art. 13 - Beschlussfassung

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der Mehrheit der vertretenen Aktienstimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

Art. 13 - Adoption of Resolutions

Unless provided otherwise by mandatory provisions of law or by the articles of association, resolutions and elections are passed by the majority of all votes represented. In the event of a tie, a motion is deemed to have been rejected. The chairman does not have a tie-breaking vote.

Bevor ein Beschluss nach Art. 8 Ziff. 3 und 4 dieser Statuten gefasst werden kann, muss der Generalversammlung der Revisionsbericht vorliegen. Die Revisionsstelle muss an der Generalversammlung anwesend sein.

Before passing a resolution according to Article 8 Sections 3 and 4 of these articles of association, an audit report must be available to the shareholders’ meeting. Auditors must be present at the shareholders’ meeting.

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:		A resolution of the shareholders’ meeting passed by at least two thirds of the votes represented and the absolute majority of the nominal value of the shares represented at the meeting is required for:

1.	die Änderung des Gesellschaftszweckes;	1.	the change of the Company’s purpose;

2.	die Zusammenlegung von Aktien, soweit dafür nicht die Zustimmung aller betroffenen Aktionäre erforderlich ist;	2.	the consolidation of shares, insofar as this does not require the consent of all shareholders concerned;

3.	die Einführung von Stimmrechtsaktien;	3.	the creation of shares with privileged voting rights;

4.	die Beschränkung der Übertragbarkeit von Namenaktien;	4.	the restriction of the transferability of registered shares;

5.	die Einführung eines bedingten Kapitals, die Einführung eines Kapitalbands oder die Schaffung von Vorratskapital gemäss Art. 12 des Bankengesetzes vom 8. November 1934;	5.	Introduction of conditional capital, introduction of a capital band or creation of reserve capital in accordance with Art. 12 of the Banking Act of November 8, 1934;

6.	die Umwandlung von Partizipationsscheinen in Aktien;	6.	the conversion of participation certificates into shares;

7.	den Wechsel der Währung des Aktienkapitals;	7.	den Wechsel der Währung des Aktienkapitals;

8.	die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;	8.	the introduction of the casting vote of the Chairman in the General Assembly;

9.	eine Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;	9.	a provision in the Articles of Association concerning the holding of the General Meeting abroad;

10.	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	10.	an increase of capital out of equity, against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

11.	die Einschränkung oder Aufhebung des Bezugsrechtes;	11.	the limitation or withdrawal of preferential subscription rights;

12.	die Verlegung des Sitzes der Gesellschaft;	12.	moving the registered office and principal place of business of the Company;
13.	die Dekotierung der Beteiligungspapiere der Gesell schaft;	13.	the delisting of the Company’s equity securities;

14.	die Einführung einer statutarischen Schiedsklausel;	14.	the introduction of an arbitration clause in the Articles of Association;

15.	die Auflösung der Gesellschaft mit oder ohne Liquidation.	15.	the dissolution or liquidation of the Company.

Sofern das Fusionsgesetz keine höheren Quoren vorsieht, gelten die Quoren gemäss vorgenannten Abschnitt für Beschlüsse unter dem Fusionsgesetz.	Unless the Swiss Merger Act provides for higher quorums, the same quorums as set forth in the abovementioned section shall apply to the resolutions according to the Swiss Merger Act.
Statutenbestimmungen, die für die Fassung bestimmter Beschlüsse grössere Mehrheiten als die vom Gesetz vorgeschriebenen festlegen, können nur mit dem erhöhten Mehr eingeführt und aufgehoben werden.

Should the articles of association contain provisions which set higher majorities than those provided for by law for the adoption of certain resolutions, such provisions may be introduced and set aside only with such higher majority.

B. Verwaltungsrat Art. 14 - Wahl und Zusammensetzung Der Verwaltungsrat der Gesellschaft besteht aus drei oder mehreren Mitgliedern.	B. Board of Directors Art. 14 - Election and Constitution The board of directors of the Company consists of three or more members.

Die Mitglieder des Verwaltungsrates und der Präsident des Verwaltungsrates werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied einzeln.

The members of the board of directors and the chairman of the board of directors shall be elected annually by the shareholders’ meeting for a period until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. Each member of the board of directors shall be elected individually.

Vorbehältlich der Wahl des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Er bezeichnet den Sekretär, der dem Verwaltungsrat nicht angehören muss. Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen Präsidenten für die verbleibende Amtsdauer.

Except for the election of the chairman of the board of directors and the members of the compensation committee by the shareholders’ meeting, the board of directors shall constitute itself. It shall appoint the secretary, who does not need to be a member of the board of directors. If the office of the chairman of the board of directors is vacant, the board of directors shall appoint a new chairman of the board of directors from among its members for the remaining term of office.

Art. 15 - Sitzungen und Beschlussfassung Beschlussfähigkeit, Beschlussfassung und Geschäftsordnung werden im Organisationsreglement geregelt.	Art. 15 - Meetings and Adoption of Resolutions The quorum, the adoption of resolutions and rules of procedure are set forth in the organizational rules.
Jedes Mitglied des Verwaltungsrates kann unter Angabe der Gründe vom Präsidenten die unverzügliche Einberufung einer Sitzung verlangen.	Each member of the board of directors is entitled to request the president to convene an immediate meeting by specifying the reason therefore.

Sitzungen des Verwaltungsrates werden vom Präsidenten, im Falle seiner Verhinderung, falls vorhanden, vom Vizepräsidenten oder, im Falle der Verhinderung des Präsidenten und des Vizepräsidenten von einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint.

Meetings of the board of directors shall be called by its chairman, in his absence by the vice chairman, if any, or in the absence of the chairman and the vice chairman by another member of the board of directors, whenever the need arises.

Bei der Beschlussfassung in Sitzungen des Verwaltungsrates hat der Vorsitzende den Stichentscheid.	The chairman casts the tie-breaking vote if required for resolutions to be adopted at meetings of the board of directors.
Kein Präsenzquorum ist erforderlich, wenn ausschliesslich die Durchführung einer Kapitalerhöhung festzustellen und die daraus folgende Statutenänderung zu beschliessen ist.	No quorum of presence is needed, if only the execution of an increase of capital has to be ascertained and the the Articles of Association have to be adapted out of it.

Beschlüsse können ohne Abhalten einer Sitzung des Verwaltungsrates auf dem Wege der schriftlichen Zustimmung auf Papier oder in elektronischer Form zu einem gestellten Antrag (d.h. per Brief, Fax oder E-Mail) gefasst werden, sofern nicht ein Mitglied die mündliche Beratung verlangt. Solche Beschlüsse werden mit der Mehrheit der abgegebenen Stimmen gefasst.

Resolutions can be passed without holding a meeting of the board of directors by obtaining the written consent via paper or in electronic form of the board of directors to a given proposal (i.e. by letter, fax or electronic transmission), provided no member requests oral deliberations. Such resolution may be taken with the majority of votes cast.

Über die Verhandlungen und Beschlüsse ist ein Protokoll zu führen, das vom Vorsitzenden und vom Sekretär unterzeichnet wird.	Minutes of the business and resolutions of the board of directors must be kept. Such minutes must be signed by the chairman and the secretary.
Art. 16 - Recht auf Auskunft und Einsicht Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.	Art. 16 - Right to Obtain Information and Right to Inspect Each member of the board of directors may request information regarding all matters of the Company.
In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet.	During the meetings, all members of the board of directors and all persons in charge of management have the obligation to provide information.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Outside the meetings, each member may request information regarding the course of business, and, with the president’s consent, regarding individual transactions from the persons in charge of management of the Company.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.	To the extent required for the performance of his or her duties, each member may apply to the president to be provided the books and records.
Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.	If the president denies a request for information, to be heard, or for the inspection of documents, the board of directors will decide.
Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Verwaltungsräte erweitern, bleiben vorbehalten.	Stipulations or resolutions of the board of directors extending its members’ right to obtain information and their right to inspect documents remain reserved.

Art. 17 - Aufgaben

Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind. Er führt die Geschäfte der Gesellschaft, soweit er die Geschäftsführung nicht übertragen hat.

Art. 17 - Duties

The board of directors may decide all matters that are not allocated to other corporate bodies by law or the articles of association. The board of directors manages the Company’s business to the extent it has not delegated management.

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:		The board of directors has the following non-transferable and inalienable duties:
1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1.	the ultimate direction of the business of the Company and the giving of the necessary directives;

2.	die Festlegung der Organisation;	2.	the establishment of the organization;

3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3.	the structuring of the accounting system, the financial control and, to the extent necessary for the management of the Company, the financial planning;

4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung ihrer Zeichnungsberechtigung;	4.	the appointment and removal of the persons entrusted with the management and the representation of the Company and regulating the power to sign for the Company;

5.	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5.	the ultimate supervision of the persons entrusted with the management of the Company, namely in view of their compliance with the law, the articles of association, regulations and instructions;

6.	die Erstellung des Geschäftsberichtes, des Vergütungsberichtes und gegebenenfalls weitere Berichte gemäss Gesetz sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6.	the preparation of the annual report, the compensation report, and, if necessary, other reports in accordance with the law, as well as the preparation of the shareholders’ meeting and the implementation of its resolutions;

7.	die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung.	7.	the filing of an application for probate the notification of the court in the case of overindebtedness;

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

The board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. It shall provide for adequate reporting to its members.

Der Verwaltungsrat wahrt die Interessen der Gesellschaft in guten Treuen.	The board of directors attends faithfully to the Company’s interests.
Art. 18 - Übertragung der Geschäftsführung und der Vertretung	Art. 18 - Delegation of Management and Representation
Der Verwaltungsrat kann die Geschäftsführung nach Massgabe eines Organisationsreglementes ganz oder zum Teil an einzelne Mitglieder (Delegierte) oder an Dritte (Direktoren) übertragen.	The board of directors may delegate management or parts thereof to individual members (managing directors) or to third parties (managers) in accordance with organization rules.
Dieses Reglement ordnet die Geschäftsführung, bestimmt die hierfür erforderlichen Stellen, umschreibt deren Aufgaben und regelt insbesondere die Berichterstattung.	These rules provide for a management structure, determine the positions required for this purpose, describe their respective duties and stipulate in particular the reporting rules.
Soweit die Geschäftsführung nicht übertragen worden ist, steht sie allen Mitgliedern des Verwaltungsrates gesamthaft zu.	To the extent management has not been delegated, it is vested jointly in the members of the board of directors.
Der Verwaltungsrat kann die Vertretung einem oder mehreren Mitgliedern (Delegierte) oder Dritten (Direktoren) übertragen. Mindestens ein Mitglied des Verwaltungsrates muss zur Vertretung befugt sein.

The board of directors may delegate the power of representation to one or several members (delegates) or third parties (executive officers). At least one member of the board of directors must be empowered to represent the Company.

Art. 18a - Schadloshaltung	Art. 18a - Indemnification

(a) Soweit gesetzlich zulässig hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen in zivil-, straf- und verwaltungsrechtlicher oder anderer Natur (beispielsweise und nicht ausschliesslich Verantwortlichkeiten gestützt auf Vertragsrecht, Haftpflichtrecht und anderes anwendbares ausländisches Recht und alle angemessenen Anwalts-, Prozess- und andere Kosten und Auslagen) schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen oder entstehen können aufgrund (i) von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten, (ii) ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung, oder (iii) ihrer Tätigkeit im Auftrag der Gesellschaft als Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent einer anderen Kapitalgesellschaft, Personengesellschaft, eines Trusts oder anderer Gesellschaftsformen.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the current and former members of the board of directors, the executive management, and their heirs, executors and administrators out of the assets of the Company from against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceeding or investigations, whether civil, criminal, administrative or other (including but not limited to, liabilities under contract, tor and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; or (ii) serving as a member of the board of directors or member of the executive management of the Company; or iii) serving at the request of the Company as director, officer, or employee or agent of another company, partnership, trust or other enterprise.

Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihrer Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

This indemnity shall not extent to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or government or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as a member of the board of directors or member of the executive management.

(b) Ohne die vorstehende lit. a einzuschränken, schiesst die Gesellschaft aktuellen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung die Gerichts- oder Anwaltskosten vor, die im Zusammenhang mit zivil-, straf- oder verwaltungsrechtlichen Verfahren oder im Zusammenhang mit Untersuchungen, wie in vorstehender lit. a beschrieben, anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde rechtskräftig feststellt, dass das entsprechende Mitglied des Verwaltungsrates oder der Geschäftsleitung eine vorsätzliche oder grobfahrlässige Verletzung seiner Pflichten als Mitglied des Verwaltungsrats oder der Geschäftsleitung begangen hat.

(b) Without limiting the foregoing lit. a, the Company shall advance existing and former members of the board of directors and executive management court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding lit. a. The Company may reject or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the member of the board of directors or member of the executive management in questions has committed an intentional gross negligent breach of his statutory duties as a member of the board of directors or member of the executive management.

(c) Die Gesellschaft kann Haftpflichtversicherungen für die Mitglieder des Verwaltungsrates oder der Geschäftsleitung abschliessen. Die Bezahlung der Versicherungsprämien wird von der Gesellschaft oder ihren Tochtergesellschaften übernommen

(c) The Company may procure directors’ and officers’ liability insurance for members of the board of directors and members of the executive management of the Company. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

Art. 19 - Wahl und Zusammensetzung des Vergütungsausschusses Der Vergütungsausschuss besteht aus zwei oder mehreren Mitgliedern des Verwaltungsrates.	Art. 19 - Election and Constitution of Compensation Committee The compensation committee shall consist of two or more members of the board of directors.
Der Verwaltungsrat bezeichnet den Vorsitzenden des Vergütungsausschusses.	The board of directors shall appoint the chairman of the compensation committee.

Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied des Vergütungsausschusses einzeln. Bei Vakanzen im Vergütungsausschuss, die zu einer Unterschreitung der Mindestanzahl von zwei Mitgliedern führen, ernennt der Verwaltungsrat für die verbleibende Amtsdauer die fehlenden Mitglieder aus seiner Mitte.

The members of the compensation committee shall be elected annually by the shareholders’ meeting for a period until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. Each member of the compensation committee shall be elected individually. If there are vacancies on the compensation committee and the number of members falls below the minimum of two, the board of directors shall appoint the missing member from among its members for the remaining term of office.

Der Verwaltungsrat kann im Organisationsreglement oder in einem separaten Reglement Näheres zur Organisation und Beschlussfassung des Vergütungsausschusses festlegen.	The board of directors may determine further details on the organization and decision-making of the compensation committee in the organizational rules or in separate regulations.

Art. 20 - Aufgaben des Vergütungsausschusses

Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsprinzipien und -richtlinien, bei der Erstellung des Vergütungsberichts sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung über die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Anträge und Empfehlungen zu weiteren Vergütungsfragen unterbreiten.

Art. 20 - Duties of Compensation Committee

The compensation committee shall support the board of directors to establish and review the Company’s compensation principles and guidelines, in preparing the compensation report and in preparing the proposals to the shareholders’ meeting regarding compensation of the members of the board of directors and the members of the executive management. The compensation committee may submit proposals to the board of directors in other compensation related issues.

Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben und Befugnisse zuweisen.	The board of directors may delegate further tasks and powers to the compensation committee.

C. Revisionsstelle

Art. 21 - Zusammensetzung, Amtsdauer

Die Generalversammlung wählt eine oder mehrere natürliche oder juristische Personen als Revisionsstelle, welche die besonderen fachlichen Voraussetzungen im Sinne von Art. 727b OR erfüllen müssen. Die Amtsdauer beträgt ein Jahr. Eine Wiederwahl ist zulässig.

C. Auditors

Art. 21 - Composition, Term of Office

One or several natural or legal persons may be elected as auditors, who must meet the special professional standards as defined in Art. 727b CO. The term of office is one year. Re-election is permitted.

Art. 22 - Befugnisse Der Revisionsstelle hat die im Gesetz festgehaltenen Befugnisse und Pflichten.	Art. 22 - Powers The auditors dispose of the duties and entitlements laid down in the law.

Die Generalversammlung kann die Aufgaben und Befugnisse der Revisionsstelle jederzeit erweitern, doch dürfen der Revisionsstelle keine Aufgaben des Verwaltungsrates übertragen werden oder solche, die die Unabhängigkeit beeinträchtigen.

The shareholders’ meeting may at any time extend the duties and powers of the auditors, buy the auditors may not be assigned any duties of the board of directors or any duties that would impair their independence.

IV. Vergütung des Verwaltungsrates und der Geschäftsleitung	IV. Compensation of the Board of Directors and the Executive Management
Art. 23 - Genehmigung der Vergütung	Art. 23 - Approval of Compensations by Shareholders’ Meeting

Die Generalversammlung genehmigt jährlich die Anträge des Verwaltungsrates in Bezug auf:

a) den maximalen Gesamtbetrag der Vergütung des Verwaltungsrates für die folgende Amtsperiode;

b) den maximalen Gesamtbetrag der Vergütung der Geschäftsleitung für das folgende Geschäftsjahr; und

c) den maximalen Gesamtbetrag der Vergütung des Beirats für die folgende Amtsperiode

The shareholders’ meeting shall approve annually the proposals of the board of directors in relation to:

a) the maximum aggregate amount of the compensation of the board of directors for the following term office;

b) the maximum aggregate amount of the compensation of the executive management for the following financial year; and

c) the maximum aggregate amount of the compensation of the members of the advisory board for the following term office.

Der Verwaltungsrat kann der Generalversammlung abweichende und zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	The board of directors may submit for approval by the shareholders’ meeting deviating or additional proposals relating to the same or different periods.

Lehnt die Generalversammlung einen Antrag des Verwaltungsrates ab, setzt der Verwaltungsrat den entsprechenden (maximalen) Gesamtbetrag oder (maximale) Teilbeträge unter Berücksichtigung aller relevanten Faktoren fest, und unterbreitet den oder die so festgesetzten Beträge derselben Generalversammlung, einer nachfolgenden ausserordentlichen Generalversammlung oder der nächsten ordentlichen Generalversammlung zur Genehmigung.

In the event the shareholders’ meeting does not approve a proposal of the board of directors, the board of directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or partial (maximum) amounts, and submit the amount(s) so determined for approval by the same shareholders’ meeting, a subsequent extraordinary shareholders’ meeting or the next annual shareholders’ meeting.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten.

The Company or any company controlled by it may pay out compensation prior to approval by the shareholders’ meeting subject to subsequent approval by the shareholders’ meeting.
Wird prospektiv über variable Vergütungen abgestimmt, muss der Generalversammlung der Vergütungsbericht zur nachträglichen Konsultativabstimmung vorgelegt werden.	If variable compensation is voted on prospectively, the compensation report must be submitted to the Annual General Meeting for a subsequent consultative vote.

Die Gesellschaft oder von ihr kontrolliere Gesellschaften sind ermächtigt, jedem Mitglied, das während einer von der Generalversammlung bereits genehmigten Vergütungsperiode in die Geschäftsleitung eintritt, während der Dauer der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf 50% der zuletzt von der Generalversammlung genehmigten Gesamtbeträge der fixen und variablen Vergütungen der Geschäftsleitung je Vergütungsperiode nicht übersteigen.

The Company or any company controlled by it shall be authorized to pay to any executive who becomes a member during a compensation period for which the shareholders’ meeting has already approved the compensation of the executive management a supplementary amount during the compensation period(s) already approved. The supplementary amount shall not exceed 50% of the aggregate amounts of fixed and variable compensation of the executive management last approved by the shareholders’ meeting per compensation period.

Art. 24 - Allgemeine Vergütungsgrundsätze

Die Vergütung der Mitglieder des Verwaltungsrates umfasst grundsätzlich zusätzlich zu der fixen Grundentschädigung keine variable Vergütung. Zusätzlich zu einer fixen Vergütung kann den Mitgliedern der Geschäftsleitung eine variable Vergütung, die sich nach der Erreichung bestimmter Leistungsziele richtet, ausgerichtet werden.

Art. 24 - General Compensation Principles

The compensation of members of the Board shall not consist of any variable compensation, in addition to the fixed compensation. In addition to a fixed compensation, members of the executive management may be paid a variable compensation, depending on the achievement of certain performance criteria.

Die Leistungsziele können persönliche Ziele, Ziele der Gesellschaft oder bereichsspezifische Ziele und im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.

The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Die Vergütung von Mitgliedern des Verwaltungsrates erfolgt grundsätzlich in Geld und/oder Aktien. Die Vergütung von Mitgliedern der Geschäftsleitung kann in Form von Geld, Aktien, Finanzinstrumenten oder Sach- oder Dienstleistung ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs-, und Verfallsbedingungen sowie Wartefristen fest. Sie können vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie einem Kontrollwechsel oder der Beendigung einer Arbeits- oder Mandatsverhältnisses Wartefristen oder Ausübungsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen.

The compensation of members of the Board shall generally be paid or granted in the form of cash and/or shares. The compensation of members of the executive management may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions; they may provide for continuation, acceleration, or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement.

Der Verwaltungsrat oder der Vergütungsausschuss kann im Rahmen eines Aktienbeteiligungsprogramms sowie eines hierzu von ihm erlassenen Reglements über die Zuteilung von Optionsrechten oder andere aktienbasierte Vergütungen an Mitglieder des Verwaltungsrates und der Geschäftsleitung grundsätzlich nach freiem Ermessen entscheiden

Zuteilungen erfolgen individuell und ohne irgendwelche Ansprüche der Empfänger auf wiederkehrende Leistung zu begründen. Sie haben im Rahmen folgender Vorgaben zu erfolgen:

a) Zuteilungen sind ausschliesslich möglich an Mitglieder des Verwaltungsrates, welche noch im Amt sind, oder an Mitglieder der Geschäftsleitung in ungekündigtem Arbeitsverhältnis und nach Ablauf der Probezeit;

b) der Ausgabepreis oder die Regeln zu seiner Bestimmung werden festgelegt, wobei Zuteilungen auch gratis erfolgen können;

c) der Ausübungspreis entspricht mindestens dem Nennwert der zugrundeliegenden Aktien;

d) die Wartefrist für die Ausübung von Optionsrechte beläuft sich auf mindestens zwölf Monate;

e) nach Ablauf der Wartefrist können Optionsrechte bis längstens 10 Jahre ab Zuteilung ausgeübt werden; nicht ausgeübte Optionsrechte verfallen ersatzlos.

Der Verwaltungsrat oder der Vergütungsausschluss bestimmt die Bedingungen und Voraussetzungen, einschliesslich einer allfälligen Beschleunigung, Verkürzung oder Aufhebung der Sperrfrist im Fall bestimmter Ereignisse wie einem Kontrollwechsel sowie allfällige Rückforderungsmechanismen.

The board of directors or the compensation committee may under an equity incentive plan and based on the regulations issued by it for this purpose determine at its own discretion to grant option rights or other share based compensations to members of directors or members of the executive management.

Grants are made individually and do not constitute any claim whatsoever by beneficiaries for recurring awards. They shall be made pursuant to the following principles:

a) grants are awarded only to members of the board of directors whose term has not expired or to members of the executive management in a non-terminated employment agreement and after conclusion of the probation period;

b) the issue price or the principles for the determination of the issue price shall be set out, whereby grants may be made free of charge;

c) the exercise price shall at least be equal to the nominal value of underlying shares;

d) exercise shall be subject to a vesting period of at least twelve months;

e) vested option rights shall be exercised within a maximum of ten years after the grant date; unexercised option rights shall lapse without compensation.

The board of directors or the compensation committee shall determine more detailed term and requirements, including any acceleration, curtailing or waiving of the vesting period in specific circumstances such as change of control, as well as any claw-back provisions.

Die Vergütung kann durch die Gesellschaft oder durch die von ihr kontrollierten Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

Art. 25 - Verträge über die Vergütungen

Die Gesellschaft oder von ihr kontrollierten Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über deren Vergütung abschliessen. Die Dauer der Verträge darf die Amtszeit nicht über-schreiten. Das Gleiche gilt für den Beirat.

Art. 25 - Agreements Regarding Compensations

The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with the members of the board of directors relating to their compensation. The duration of the contracts may not exceed the term of office. The same applies to members of the advisory board.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.

The Company or companies controlled by it may enter into employment agreements with members of the executive management for a fixed term or for an indefinite term. Employment agreements for a fixed term may have a maximum duration of 1 year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of not more than 12 months.

Mitglieder der Geschäftsleitung, die einer Kündigungsfrist unterliegen, können von ihrer Arbeitspflicht befreit werden. Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Aufhebungsvereinbarungen abschliessen.

Member of executive management who are subject to a termination notice may be released from their obligation of work. The Company or companies controlled by it may enter into termination agreements.

De Gesellschaft oder von ihr kontrollierte Gesellschaften können Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsvertrags für eine Dauer von bis zu einem Jahr vereinbaren. Ein solches Konkurrenzverbot wird grundsätzlich nicht abgegolten. Im Abgeltungsfall darf die Entschädigung den Durchschnitt der Vergütungen der letzten drei Geschäftsjahre nicht übersteigen.

The Company or companies controlled by it may enter into non-compete agreements for the time after termination of the employment agreement for a duration of up to one year. Such non-compete agreement shall not be compensated in principle. In the event of a settlement, the compensation may not exceed the average of the compensation paid in the last three financial years.

Art. 26 - Darlehen und Kredite An Mitgliedern des Verwaltungsrates oder der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden.	Art. 26 - Loans and Credits Members of the board of directors or member of the executive management may not be granted any loans, credits or securities.

V. Mandate ausserhalb der Gesellschaft

Art. 27 - Mandate ausserhalb der Gesellschaft

Kein Mitglied des Verwaltungsrates kann mehr als fünf zusätzliche Mandate in börsenkotierte Gesellschaften und fünf zusätzliche in nicht-kotierte Gesellschaften wahrnehmen. Das gleiche gilt für den Beirat.

V. Mandates Outside the Company

Art. 27 - Mandates Outside the Company

No member of the board of directors may hold more than five additional mandates in listed companies and five additional mandates in non-listed companies. The same applies to the members of the advisory board.

Mitglieder der Geschäftsleitung dürfen nicht mehr als drei zusätzliche Mandate in börsen-kotierten Gesellschaften und drei zusätzliche in nicht-kotierten Gesellschaften wahrnehmen.	Member of the executive management may not hold more than three additional mandates in listed companies and three additional mandates in non-listed companies.
Die folgenden Mandate fallen nicht unter diese Beschränkung:	The following mandates are not subject to these limitations:

a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrolliert;	a) Mandates in companies which are controlled by the Company or which control the Company;

b) Mandate in Vereinen, gemeinnützigen Organisationen, Stiftungen, Trusts sowie Personalfürsorgestiftungen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als fünf solche Mandate wahrnehmen.

b) Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundation. No member of the board of directors or of the executive management shall hold more than five such mandates.

VI. Rechnungsabschluss und Gewinnverteilung

Art. 28 - Geschäftsjahr und Buchführung

Der Verwaltungsrat bestimmt das Geschäftsjahr.

Die Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhang, sowie die Konzernrechnung sind gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere der Art. 958 ff. OR, sowie nach den Grundsätzen der ordnungsgemässen Rechnungslegung aufzustellen.

VI. Annual Accounts and Appropriation of Profits

Art. 28 - Fiscal Year and Bookkeeping

The board of directors determines the fiscal year.

The annual accounts consisting of the statement of income, the balance sheet and the notes to the financial statements, as well as the consolidated accounts shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular Art. 958 et seq. CO, and generally accepted accounting principles.

Art. 29 - Reserven und Gewinnverwendung

Aus dem Jahresgewinn ist zuerst die Zuweisung an die Reserven entsprechend den Vorschriften des Gesetzes vorzunehmen. Der Bilanzgewinn steht zur Verfügung der Generalversammlung, die ihn im Rahmen der gesetzlichen Auflagen (insbesondere Art. 671 ff. OR) nach freiem Ermessen verwenden kann.

Art. 29 - Reserves and Appropriation of Profits

Out of the annual net income, the allocation to reserves must be made first according to the law. The distributable retained profit is available to the shareholders’ meeting to be used in accordance with the provisions set forth in the law (in particular Art. 671 et seq. CO) at its discretion.

Art. 30 - Auflösung und Liquidation

Die Auflösung der Gesellschaft kann durch einen Beschluss der Generalversammlung, über den eine öffentliche Urkunde zu errichten ist, erfolgen.

Die Liquidation wird durch den Verwaltungsrat besorgt, falls sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird. Die Liquidation erfolgt gemäss Art. 742 ff. OR.

Art. 30 - Dissolution and Liquidation

The Company may be dissolved by resolution of the shareholders’ meeting that must be recorded in a notarized deed.

The liquidation is implemented by the board of directors, unless entrusted to other persons by resolution of the shareholders’ meeting. The liquidation must be implemented in accordance with Art. 742 et seq. CO.

VII. Benachrichtigung

Art. 31 - Bekanntmachungen

Publikationsorgan für Bekanntmachungen der Gesellschaft ist das Schweizerische Handelsamtsblatt; der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.

Sofern der Gesellschaft die Namen und Adressen aller Aktionäre bekannt sind und Gesetz oder Statuten nicht zwingend etwas anderes bestimmen, können die Mitteilungen an die Aktionäre auch durch Brief an die im Aktienbuch verzeichneten Adressen, durch Fax oder E-Mail rechtsgültig erfolgen. In diesem Falle kann die Publikation im Schweizerischen Handelsamtsblatt unterbleiben.

VII. Notification

Art. 31 - Notices

The publication gazette for notice of the Company is the Swiss Official Gazette of Commerce; the board of directors may select additional publishing mediums.

Provided that the Company is aware of the names and addresses of all shareholders and the law or the articles of association do not necessarily stipulate otherwise, notifications to shareholders can also be made in a legally valid manner by letter to the addresses listed in the share register, facsimile or electronic mail. In this case, publication in the Swiss Official Gazette of Commerce may be omitted.

VIII. Besondere Tatbestände

Art. 32 - Verrechnung

Anlässlich der am 3. Oktober 2024 beschlossenen ordentlichen Kapitalerhöhung werden folgende Forderungen verrechnet:

Verrechnung im Betrage von CHF 750’000, wofür dem Gläubiger Ronald Hafner 145’993 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 125’000, wofür dem Gläubiger Felix Grisard 24’333 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 250’000, wofür dem Gläubiger Jürgen Bauer 48’665 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 250’000, wofür der Gläubigerin Maria Nayvalt 48’665 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 67’083.33, wofür dem Gläubiger Ronald Hafner 13’059 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 10’069.44, wofür dem Gläubiger Felix Grisard 1’961 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 20’138.89, wofür dem Gläubiger Jürgen Bauer 3’921 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 20’138.89, wofür der Gläubigerin Maria Nayvalt 3’921 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 47’214.15, wofür dem Gläubiger Alexander Zwyer 9’191 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 46’800, wofür dem Gläubiger Gian-Marco Rinaldi Diaz de la Cruz 9’110 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 6’672.05, wofür dem Gläubiger Stig Løkke Pedersen 1’299 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

Verrechnung im Betrage von CHF 72’540, wofür dem Gläubiger Ronald Hafner 14’121 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;

VIII. Special Facts

Art. 32 - Offsetting

On the occasion of the ordinary capital increase in share capital resolved on October 3, 2024, the following claims with be offset:

Offsetting in the amount of CHF 750,000, for which the creditor Ronald Hafner is entitled to 145,993 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 125,000, for which the creditor Felix Grisard is entitled to 24,333 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 250,000, for which the creditor Jürgen Bauer is entitled to 48,665 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 250,000, for which the creditor Maria Nayvalt is entitled to 48,665 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 67,083.33, for which the creditor Ronald Hafner is entitled to 13,059 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 10,069.44, for which the creditor Felix Grisard is entitled to 1,961 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 20,138.89, for which the creditor Jürgen Bauer is entitled to 3,921 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 20,138.89, for which the creditor Maria Nayvalt is entitled to 3,921 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 47,214.15, for which the creditor Alexander Zwyer is entitled to 9,191 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 46,800, for which the creditor Gian-Marco Rinaldi Diaz de la Cruz is entitled to 9,110 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 6,672.05, for which the creditor Stig Løkke Pedersen is entitled to 1,299 registered shares (common shares) with a par value of CHF 0.80 per share;

Offsetting in the amount of CHF 72,540, for which the creditor Ronald Hafner is entitled to 14,121 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von CHF 15’435, wofür der Gläubigerin Florence Allouche 3’005 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of CHF 15,435, for which the creditor Florence Allouche is entitled to 3,005 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von CHF 372’171, wofür dem Gläubiger Alexander Zwyer 72’446 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of CHF 372,171, for which the creditor Alexander Zwyer is entitled to 72,446 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von CHF 21’247.20, wofür dem Gläubiger George Apostol 4’136 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of CHF 21,247.20, for which the creditor George Apostol is entitled to 4,136 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 19’159.32, wofür der Gläubigerin KEY-OBS SAS 3’394 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of USD 19,159.32, for which the creditor KEY-OBS SAS is entitled to 3,394 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 130’000, wofür der Gläubigerin Aexon Labs Inc. 23’028 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of USD 130,000, for which the creditor Aexon Labs Inc. is entitled to 23,028 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 31’250, wofür dem Gläubiger Jeff Bernier 5’536 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offsetting in the amount of USD 31,250, for which the creditor Jeff Bernier will receive 5,536 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 279’299.90, wofür der Gläubigerin CliniLabs Inc. 49’475 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offset in the amount of USD 279,299.90, for which the creditor CliniLabs Inc. is entitled to 49,475 registered shares with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 19’797.72, wofür dem Gläubiger Thomas Curatolo 3’507 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen;	Offset in the amount of USD 19,797.72, for which the creditor Thomas Curatolo is entitled to 3,507 registered shares (common shares) with a par value of CHF 0.80 per share;

Verrechnung im Betrage von USD 12’500, wofür der Gläubigerin Jennifer Franco 2’215 Namenaktien (Stammaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen.	Offsetting in the amount of USD 12,500, for which the creditor Jennifer Franco is entitled to 2,215 registered shares (common shares) with a par value of CHF 0.80 per share.

Verrechnung im Betrage von USD 4’000’000, wofür der Gläubigerin Alpha Capital Anstalt 806’452 Namenaktien (Vorzugsaktien) mit einem Nennwert von CHF 0.80 je Aktie zukommen.	Offsetting in the amount of USD 4,000,000, for which the creditor Alpha Capital Anstalt is entitled to 806,452 registered shares (preferred shares) with a nominal value of CHF 0.80 per share

Art. 33 – Sacheinlage

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 30. Oktober 2025 gemäss dem Sacheinlagevertrag vom 30. Oktober 2025 1 Aktie ohne Nennwert der Kadimastem Ltd., einer Gesellschaft mit beschränkter Haftung nach dem Recht von Israel, mit Adresse in Pinchas Sapir 3, Weizmann Science Park, Nes-Ziona, Israel, im Gesamtwert von CHF 48’684’372, wofür der Sacheinlegerin Kadimastem Ltd., Pinchas Sapir 3, Weizmann Science Park, Nes-Ziona, Israel, 5’042’379 voll liberierte neue Namenaktien im Nennwert von je CHF 0.05, d.h. im Nennwert von insgesamt CHF 252’118.95 ausgegeben werden.

Art. 33 – Contribution in Kind

In the capital increase of 30 October 2025, the Company shall acquire, in accordance with the contribution in kind agreement of 30 October 2025, 1 ordinary share with no nominal value of Kadimastem Ltd., a limited liability company under the laws of the Israel, with its registered address at Pinchas Sapir 3, Weizmann Science Park, Nes-Ziona, Israel, with a total value of CHF 48,684,372, for which the contributor Kadimastem Ltd., Pinchas Sapir 3, Weizmann Science Park, Nes-Ziona, Israel, shall receive 5,042,379 fully paid up new registered shares with a nominal value of CHF 0.05 each, i.e. with a total nominal value of CHF 252,118.95.

Auslegung/ Interpretation

Ausschliesslich die deutsche Fassung dieser Statuten ist rechtsverbindlich. Die englische Übersetzung dieser Statuten hat keinerlei Rechtswirkungen und kann nicht zur Auslegung des deutschen Textes herangezogen werden.

Solely the German version of the company’s statutes shall be legally binding. The English translation shall have no legal effects and may not be used for the interpretation of the German wording.

Zürich, 30. Oktober 2025

Zurich, 30 October 2025